Exhibit 99.1

OPENWAVE EXECUTES DEFINITIVE AGREEMENT WITH MICROSOFT

Microsoft to Acquire Musiwave for $46 Million and Assume Net Debt

REDWOOD CITY, Calif. – November 15, 2007– Openwave Systems Inc., today announced the execution of a definitive agreement for Microsoft to acquire Musiwave, a leading provider of mobile music entertainment services to operators and media companies, and a wholly-owned subsidiary of Openwave.

“Musiwave’s strong customer relationships, superior quality of services, and leadership position in mobile music were attractive to Microsoft and contributed to the ultimate purchase price,” said Robert Vrij, president, CEO and interim Chairman, Openwave.  “As we committed to our investors, the divestiture of Musiwave was an important component of the plan developed by the Openwave Board and management team to focus on driving market leadership in the core assets of our business, including service management, messaging, client and location.”

Financial Terms and Schedule
Under the terms of the definitive agreement, Microsoft will acquire Musiwave for $46 million in cash and assume net debt. As of September 30, 2007, Musiwave had a net debt of approximately $4 million. The transaction is expected to close following the completion of customary closing conditions including regulatory approval. Merrill Lynch & Co. served as exclusive financial advisor to Openwave in the transaction.

“Microsoft is committed to delivering connected entertainment experiences for all consumers, including the access to rich music content,” said Pieter Knook, senior vice president of the Mobile Communications Business at Microsoft.  "With the acquisition of Musiwave, we are deepening our position in the mobile entertainment market with an innovative provider to help broadly deliver a breadth of music software and services.”

About Musiwave
Musiwave is a leading provider of mobile music entertainment solutions, including software, marketing and content management, to operators and media companies worldwide. Musiwave provides mobile music entertainment services to 30 mobile operators in 25 countries and powers more than 20 full-track mobile music services. For more information, please visit www.musiwave.net.

About Openwave Systems
Openwave Systems Inc. (Nasdaq: OPWV) is one of the world’s leading innovators of software applications and infrastructure designed to enable revenue-generating, personalized services, including merchandising and advertising, which converge the mobile and broadband experience across all of a user’s devices.

As the communications industry intersects with the Internet, Openwave software enables service providers to converge services, increasing the value of their networks by accelerating time to market and reducing the cost and complexity associated with new service deployment. Openwave’s unique product portfolio provides a complete range of service management, messaging, location and client technologies. Openwave is a global company headquartered in Redwood City, California.

Openwave is a trademark of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Openwave Systems Inc. Investor Relations Mike Bishop investor@openwave.com Tel: 650-480-4461 Public Relations Vikki Herrera Vikki.Herrera@openwave.com Tel: 650-480-6753